Gladstone Commercial Corporation Reports Results for the First Quarter Ended March 31, 2023

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, VA, May 3, 2023 (ACCESSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the first quarter ended March 31, 2023. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both the quarterly financial supplement and the Company's Quarterly Report on Form 10-Q, which can be retrieved from the Investors section of our website at www.gladstonecommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	March 31, 2023	December 31, 2022		$ Change	% Change
Operating Data:
Total operating revenue	$36,554	$37,217		$(663)	(1.8)%
Total operating expenses	(25,434)	(26,827)		1,393	(5.2)%
Other expense, net	(8,723)	(8,578)	(2)	(145)	1.7%
Net income	$2,397	$1,812		$585	32.3%
Less: Dividends attributable to preferred stock	(3,022)	(3,003)		(19)	0.6%
Less: Dividends attributable to senior common stock	(109)	(114)		5	(4.4)%
Less: Loss on extinguishment of Series F preferred stock	(5)	(5)		—	—%
Add: Gain on repurchase of Series G preferred stock	3	37		(34)	(91.9)%
Net loss attributable to common stockholders and Non-controlling OP Unitholders	$(736)	$(1,273)		$537	(42.2)%
Add: Real estate depreciation and amortization	15,474	15,992		(518)	(3.2)%
Less: Gain on sale of real estate, net	—	(1,150)		1,150	(100.0)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,738	$13,569		$1,169	8.6%
Add: Convertible senior common distributions	109	114		(5)	(4.4)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,847	$13,683		$1,164	8.5%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,738	$13,569		$1,169	8.6%
Add: Write off shelf registration statement costs and prepaid ATM costs	110	—		110	100.0%
Add: Asset retirement obligation expense	31	30		1	3.3%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$14,879	$13,599		$1,280	9.4%
Add: Convertible senior common distributions	109	114		(5)	(4.4)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$14,988	$13,713		$1,275	9.3%

Share and Per Share Data:
Net loss attributable to common stockholders and Non-controlling OP Unitholders - basic and diluted	$(0.02)	$(0.03)		$0.01	(33.3)%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.37	$0.34		$0.03	8.8%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.37	$0.34		$0.03	8.8%

Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.37		$0.34		$0.03	8.8%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.37		$0.34		$0.03	8.8%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	40,313,827		40,016,430		297,397	0.7%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	40,659,514		40,379,676		279,838	0.7%
Cash dividends declared per common share and Non-controlling OP Unit	$0.300000		$0.376200		$(0.076200)	(20.3)%

Financial Position
Real estate, before accumulated depreciation	$1,303,039	(1)	$1,299,570	(3)	$3,469	0.3%
Total assets	$1,186,583		$1,204,509		$(17,926)	(1.5)%
Mortgage notes payable, net, borrowings under revolver, net and borrowings under term loan, net	$747,546		$749,206		$(1,660)	(0.2)%
Total equity and mezzanine equity	$360,669		$374,626		$(13,957)	(3.7)%
Properties owned	137	(1)	137	(3)	—	—%
Square feet owned	17,179,951	(1)	17,179,951	(3)	—	—%
Square feet leased	95.9%		96.8%		(0.9)%	(0.9)%
(1)Includes two properties classified as held for sale of $17.5 million and 158,501 square feet, in the aggregate.
(2)Includes a $1.2 million loss on sale, net, from the sale of two properties during the three months ended December 31, 2022.
(3)Includes one property classified as held for sale of $12.3 million and 146,483 square feet.

First Quarter Activity:
•Collected 100% of cash rents: Collected 100% of cash rents due during January, February, and March;
•Renewed leases: Renewed 356,406 square feet with remaining lease terms ranging from 5.2 to 5.8 years at two of our properties;
•Issued common stock under ATM program: Issued 236,302 shares of our common stock for net proceeds of $4.0 million;
•Issued Series F Preferred Stock: Issued 22,256 shares of our Series F Preferred Stock for net proceeds of $0.5 million; and
•Paid distributions: Paid monthly cash distributions for the quarter totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

First Quarter 2023 Results: Core FFO available to common shareholders and Non-controlling OP Unitholders for the three months ended March 31, 2023 was $15.0 million, a 9.3% increase when compared to the three months ended December 31, 2022, equaling $0.37 per share. Core FFO increased primarily due to the incentive fee being contractually eliminated for the quarter ended March 31, 2023, partially offset by a decrease in lease revenue due to increased vacancy.

Net loss attributable to common stockholders and Non-controlling OP Unitholders for the three months ended March 31, 2023 was $0.7 million, or $0.02 per share, compared to net loss attributable to common stockholders and Non-controlling OP Unitholders for the three months ended December 31, 2022 of $1.3 million, or $0.03 per share. In the Summary Information table above, we provide a reconciliation of Core FFO to net loss for the three months ended March 31, 2023 and December 31, 2022, which we believe is the most directly comparable GAAP measure to Core FFO, a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit, as well as basic and diluted net loss per weighted average share of common stock and Non-controlling OP Unit.

Subsequent to the end of the quarter:
•Collected 100% of April cash rent: Collected 100% of cash rents due in April;
•Issued Series F Preferred Stock: Issued 13,172 shares of Series F Preferred Stock for net proceeds of $0.3 million;
•Acquired property: Purchased a 76,089 square foot industrial property for $5.3 million at a cap rate of 9.70%, which is leased to one tenant on a 20.0 year lease;
•Repaid debt: Repaid $2.7 million of fixed rate debt at an interest rate of 4.16%;

•Renewed and leased space: Renewed or newly leased 361,107 square feet with remaining lease terms ranging from 5.5 to 14.0 years at four of our properties; and
•Declared distributions: Declared monthly cash distributions for April, May, and June 2023, totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

Comments from Gladstone Commercial’s President, Buzz Cooper: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments made during 2022, and our ability to renew tenants, as well as our deleveraging and capital recycling programs. We began 2023 by investing $5.3 million in one industrial asset in a target market, and we intend to continue our capital recycling program, whereby we will sell non-core assets and use the proceeds to de-lever our portfolio, as well as acquire properties in our target growth markets. While we have not exited any assets thus far in 2023, we have additional non-core assets we anticipate selling in the next one to two years that we believe will result in capital gains. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets with a focus on industrial investment opportunities. While we expect to face challenges due to the lingering effects of the pandemic and significant inflation with a corresponding increase in interest rates, we feel strongly about the depth of our tenant credit underwriting, which will allow us to acquire accretive assets in this business environment. We have collected 100% of the first quarter's cash rents and 100% of April cash rents. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when economic normalcy returns fully. Despite economic uncertainty, so far during 2023, we renewed or newly leased 717,513 square feet with six tenants. We are actively marketing our remaining vacant space and currently anticipate positive outcomes. In 2022, we amended our credit facility to add a new term loan component, and increased our revolver, which we believe will be a great source of financial flexibility in these uncertain markets. We expect to continue to have access to the debt and equity markets, as necessary, for added liquidity. We believe our same store rents, which have increased by 2% annually in recent years, should continue to rise as we grow, and we will continue to primarily focus on investing in our target markets, with an emphasis on industrial properties and actively managing our portfolio."

Conference Call: Gladstone Commercial will hold a conference call on Thursday, May 4, 2023, at 8:30 a.m. Eastern Time to discuss its earnings results. Please call (877) 407-9045 to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through May 11, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13736839. The live audio broadcast of the Company's quarterly conference call will also be available on the investors section of our website, www.gladstonecommercial.com.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Further information can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 22, 2023, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation
(703) 287-5893